EXHIBIT 10.1

EMPLOYMENT AGREEMENT

                This Employment Agreement (this “Agreement”) is entered into as of January 21, 2008 (the “Effective Date”), by and between InFocus Corporation, an Oregon corporation, with its principal executive offices at 27500 SW Parkway Avenue, Wilsonville, Oregon 97070-8238 (the “Company”), and Lisa K. Prentice (“Executive”).

                WHEREAS, the Company desires to employ and retain Executive as its Senior Vice President, Finance and, effective upon the filing with the U.S. Securities Exchange Commission of the Company’s 2007 Annual Report on Form 10-K, as Chief Financial Officer, and to enter into an agreement embodying the terms of such employment; and

                WHEREAS, Executive desires to accept such employment and enter into such an agreement.

                NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive (the “Parties”), the Parties hereby agree as follows:

1.                                      Term of Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, on an at-will basis upon the terms and subject to the conditions set forth in this Agreement, commencing on January 21, 2008 (the “Commencement Date”).

2.                                      Title; Duties.  Executive shall serve as the Company’s Senior Vice President, Finance and, effective upon the filing with the U.S. Securities Exchange Commission of the Company’s 2007 Annual Report on Form 10-K, as Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer (“CEO”).

3.                                      No Conflicting Commitments.  Executive shall devote substantially all of Executive’s business time and efforts to the performance of Executive’s duties hereunder.  Executive shall disclose any outside board service and may be required to terminate should the Company decide conflict exists.  Executive will not enter into any employment or consulting agreement which, in the opinion of the Company’s CEO, conflicts with the Company’s interests or which might impair the performance of Executive’s duties as an employee of the Company consistent with the terms herein.

4.                                      Compensation and Benefits.

4.1                               Base Salary.  The Company shall pay Executive for Executive’s services hereunder a base salary at the annual rate of $260,000, payable in regular installments in accordance with the Company’s usual payroll practices.

4.2                               2008 Performance Bonus.  Executive shall be eligible to receive a bonus based on achievement of measures to be determined by the Company’s Compensation Committee for the period of January 21, 2008 through December 31, 2008. The target bonus shall be 45% of Executive’s base salary.

4.3                               Annual Bonus.  Commencing in calendar year 2009, Executive shall be eligible to receive an annual bonus if measures defined by the Company’s Compensation Committee are achieved.

4.4                               Compensation Review.  Executive’s compensation shall be reviewed annually by the Company’s Compensation Committee.

4.5                               Restricted Stock.  Upon commencement of her employment, Executive shall be granted 100,000 shares of restricted common stock.  These shares will vest 25% after one year of employment and 1/48 per month thereafter. If, during the vesting period, the Company is acquired in a transaction in which the Company’s shareholders receive the equivalent of $4.00/share or greater, these shares shall fully vest immediately prior to completion of the acquisition transaction.

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4.6                               Options.  Upon commencement of her employment, Executive shall be granted an option to purchase 150,000 shares of common stock at a price per share equal to the closing price of the Company’s stock on Executive’s first day of employment.  These options will vest 25% after one year of employment and 1/48 per month thereafter.  These options will expire after seven years.

4.7                               Accelerated Vesting.  Except for the accelerated vesting of the restricted stock grant upon acquisition of the Company at $4.00 per share or greater, as provided in paragraph 4.5 above, the restricted stock and stock option grants awarded in accordance with paragraphs 4.5 and 4.6 above will be subject to “double trigger” acceleration of vesting in the event Executive’s employment is involuntarily terminated or Executive resigns for Good Reason within one year after a Change of Control. The definitions of Change of Control and Good Reason will be the same as those used for grants previously made to other Company executive officers. If the “double trigger” conditions are met, Executive’s restricted stock grant will fully vest and Executive’s stock option grant will vest as to 25% of the total shares if the conditions are met during Executive’s first year of employment, as to 66% of the total shares if the conditions are met during Executive’s second year of employment, and as to 100% of the total shares if the conditions are met during or after Executive’s third year of employment.

4.8                               Executive Benefits. Subject to any contributions generally required of senior executives of the Company, Executive shall be entitled to receive such employee benefits (including fringe benefits, 401(k) plan participation, and life, health, dental, accident and short- and long-term disability insurance) which the Company may, in its sole and absolute discretion, make available generally to its senior executives or personnel similarly situated; provided, however, that it is hereby acknowledged and agreed that any such employee benefit plans may be altered, modified or terminated by the Company at any time in its sole discretion without recourse by Executive.

4.9                               Business Expenses and Perquisites.  Upon delivery of adequate documentation of expenses incurred in accordance with the policies and practices of the Company, Executive shall be entitled to reimbursement by the Company for reasonable travel, entertainment and other business expenses in accordance with such policies as the Company may from time to time have in effect.

4.10                        Taxes.  All of Executive’s compensation, including, but not limited to the base salary, shall be subject to withholding for all federal, state and local employment-related taxes, including income, social security, and similar taxes.

4.11                        Severance.  Executive shall be eligible for twelve (12) months of salary continuation and other severance benefits in accordance with the Company’s Executive Severance Plan.

5.             Termination.

5.1.                            Termination by the Company.  The Board may terminate Executive’s employment hereunder at any time with or without cause to be effective immediately upon delivery of notice thereof.  The effective date of Executive’s termination shall be referred to herein as the “Termination Date.”  If Executive’s employment is terminated by the Company pursuant to this Section 5.1, the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date.

5.2                               Termination by Executive.  Executive’s employment hereunder may be terminated by Executive at any time upon not less than thirty (30) days’ prior written notice from Executive to the Company.  Executive agrees that such notice period is reasonable and necessary in light of the duties assumed by Executive pursuant to this Agreement and fair in light of the consideration Executive is receiving pursuant to this Agreement.  If Executive terminates Executive’s employment with the Company pursuant to this Section 5.2, the Company shall pay Executive only all amounts owed to Executive for work performed prior to the Termination Date.  In the event of such notice by Executive, the Company may limit Executive’s activities during the notice

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period or impose any other restrictions it deems necessary and reasonable, including relieving Executive of all duties during the notice period.

6.                                      Confidentiality.  Executive understands that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships and financial affairs and contemporaneously herewith she has entered into a Business Protection Agreement in the form attached hereto as Exhibit A.

7.                                      Notices.  Any notice hereunder by either Party to the other shall be given in writing by personal delivery, facsimile, overnight courier or certified mail, return receipt requested, addressed, if to the Company, to the attention of the CEO at the Company’s executive offices or to such other address as the Company may designate in writing at any time or from time to time to Executive, and if to Executive, to Executive’s most recent address on file with the Company.  Notice shall be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by facsimile, on the business day following receipt of delivery confirmation or, if by certified mail, on the date shown on the applicable return receipt.

8.                                      Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, provided however that the Company may assign this Agreement without Executive’s consent in the event of a Change in Control, as such term is defined in the Company’s Executive Severance Plan.

9.                                      Entire Agreement.  This Agreement, and the Company’s policies and procedures in effect and as amended from time to time, constitute the entire agreement between the Parties with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.  To the extent there is any conflict between this Agreement and the Company policies and procedures, this Agreement shall prevail.

10.                               Expenses.  The Parties shall each pay their own respective expenses incident to the enforcement or interpretation of, or dispute resolution with respect to, this Agreement, including all fees and expenses of their counsel for all activities of such counsel undertaken pursuant to this Agreement.

11.                               Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Oregon.

12.                               Submission to Jurisdiction; Waiver.  Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof or thereof brought by another party hereto or its successors or assigns may be brought and determined in the courts of the State of Oregon and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

13.                               Waivers and Further Agreements.  Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Each of the Parties agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement.

14.                               Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by both Parties.

15.                               Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule

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of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

16.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.                               Section Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the Effective Date.

EXECUTIVE	COMPANY

/s/ Lisa K. Prentice	By:	/s/ Robert G. O’Malley
Lisa K. Prentice		Robert G. O’Malley
President and Chief Executive Officer

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EXHIBIT A

BUSINESS PROTECTION AGREEMENT

This Business Protection Agreement (the “Agreement”) is entered into this 21 day of January, 2008, by and between InFocus Corporation (“Company”), and, Lisa K. Prentice  (“Employee”), an individual resident of the State of Oregon.

In consideration of an offer of employment and/or as a condition of continued employment and the compensation or other money paid or to be paid, Employee agrees as follows:

1.     Definitions

1.1       “Confidential Information” means without limitation (a) all trade secrets and proprietary information of Company; (b) all information marked or designated by Company as confidential; (c) all information treated by Company as confidential; (d) all information provided to Company by a third party which Company is under an obligation to keep confidential; (e) all information which would reasonably be viewed as having value to a competitor of Company; and (e) all other information that has been created, discovered, developed or otherwise become known to Company, and/or in which property rights have been assigned or otherwise conveyed to Company.  Confidential Information shall include, by way of illustration and not limitation, all Inventions, Works, customer names and lists; marketing information, product development and other business plans; and financial, scientific and technical information. For purposes of the definition of “Confidential Information” the term “Company” includes all of Company’s subsidiaries and affiliates.

1.2       “Intellectual Property Rights” means any and all (by whatever terms known or designated) tangible and intangible, now known or hereafter existing (a) rights associated with works of authorship, know how, and data throughout the universe, including but not limited to all exclusive exploitation rights, copyrights, neighboring rights and moral rights; (b) trade secret rights; (c) trademarks; (d) patents, designs, algorithms and other industrial property rights and all improvements, modifications, and derivatives thereof; (e) all other proprietary rights of every kind and nature throughout the universe, however designated (including without limitation logos, character rights, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; and (f) all registrations, applications, reissues, reexaminations, renewals, continuations, continuations in part, divisions, or extensions thereof now or hereafter in force throughout the universe

1.3       “Inventions” include but are not limited to products, computer software and programs, equipment, devices, systems, components, tool accessories, processes, ideas, improvements, discoveries, developments, compositions, trade secrets, formulae, techniques, technologies, discoveries, devices, compositions, methods, formulae, designs, specifications, models, research, and know-how, together with modifications, derivatives, applications or technologies associated therewith, and all information, data and documentation related thereto, whether or not patentable.

2.     Confidential Information

2.1       Ownership.  Employee acknowledges and agrees that the Company shall own all Intellectual Property Rights in work done during performance of services for the Company.  Employee further agrees that all Confidential Information is and shall continue to be the valuable, exclusive and permanent property of Company, whether or not prepared in whole or in part by Employee, and whether or not disclosed or entrusted to Employee in connection with Employee’s work for Company.

2.2       Acknowledgement of Receipt of Confidential Information.  Employee acknowledges that in the course of performing duties for Company, Employee will have access to Confidential Information and agrees in addition to the specific covenants contained in this Agreement, to comply with all of Company’s policies and procedures for the protection of such Confidential Information.

2.3       Covenant of Non-Disclosure and Non-Use.  Employee agrees not to, during the period of his or her employment with Company or thereafter, reveal, communicate or disclose any Confidential Information, directly or indirectly, under any circumstances or by any means, to any third person without the prior express written consent of Company.  Employee shall not directly or indirectly, copy, transmit, reproduce, summarize, quote or use any Confidential Information for any commercial or for any other purpose or for the benefit of any third party, except as may be necessary to perform his or her duties for Company.  Nothing in this Agreement gives Employee or any other party a license to use or transfer any rights in the Confidential or proprietary information.

2.4       Safeguard of Confidential Information.  Employee agrees to exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure, agrees generally to take all steps necessary to ensure the maintenance of confidentiality of such information and agrees to notify Company immediately of any unauthorized use or release of such information.

2.5       Return of Confidential Information.  Employee agrees, upon termination of employment by Company or as otherwise requested, to promptly deliver to Company all Confidential Information, in whatever form, and all documents containing or relating to any Inventions, or with respect to any Confidential Information or trade secrets which Employee has obtained as the result of his or her employment by Company that may be in Employee’s possession or under Employee’s control, together with written certification of compliance with this Paragraph.

3.     Other Company Information.  Employee understands that, during his/her employment by Company, Employee will have access to information that does not meet the definition of Confidential Information, but is nevertheless protected from unauthorized use by copyright, patent, and other laws, and that has special value to Company in part due to the fact that others are not permitted to use such information without Company’s prior approval or is not disclosed to others.  Employee acknowledges that the fact that any such information does not qualify as Confidential Information as defined herein does not give Employee any right or license to use or disclose such information or limit the other protections available to the Company for such information under statute or common law.

4.     Work Made for Hire; Assignment of Rights.  To the extent not covered in other Paragraphs of this Agreement, Employee agrees that all creative work, including without limitation models, designs, drawings, specifications, techniques and processes (“Works”) prepared or originated by Employee alone or with others, in whole or in part for Company or during or within the scope of Employee’s employment by Company, whether or not subject to protection under federal copyright law, constitutes “Work Made For Hire,” all rights to which are owned by Company, and, in any event, Employee assigns to Company all Intellectual Property Rights, whether by way of copyright, trade secret, or otherwise, in all such Works, whether or not subject to protection by copyright laws.  Employee agrees to cooperate with Company and perform such other acts as may be required by Paragraph 5.4 with respect to such Works in the same manner and to the same extent as required with respect to Inventions under Paragraph 5.4.  Employee hereby waives, to the extent permitted by law, any and all rights he or she may have to claim authorship of, or to object to any distortion, mutilation or other modification, or other derogatory action, and agrees not to assert, or permit to be asserted any claim or lawsuit for infringement of any droit moral or similar right or that any used of the Works are a defamation or mutilation thereof or that any such use contains unauthorized variations, alterations, modifications, changes or translations of the Works.

5.     Inventions.

5.1       Disclosure of Inventions.  Employee will promptly disclose in writing to the President of Company, or his or her designee, all Inventions, including those developed alone or in conjunction with others, while in the employment of or in connection with or arising from service in any capacity for Company and for one year thereafter.  Such Inventions shall include those made, conceived, or first reduced to practice by Employee during or within one year after the termination of Employee’s employment if (a) resulting from or suggested by such employment or related to fields of interest of Company, or (b) made or conceived at the request of or upon the suggestion of Company, during or out of Employee’s usual hours of work, in or about the premises of Company and with or without the use of Company’s equipment, supplies, facilities or Confidential Information.

5.2       Assignment.  Employee hereby assigns and transfers to Company all Intellectual Property Rights in and to all Inventions without compensation in addition to or separate from that regularly paid to Employee as compensation for employment.  Employee hereby disclaims any and all interest and Intellectual Property Rights in Inventions, discoveries or improvements and agrees that all associated United States and foreign patent, copyright, trademark, trade secret and any other proprietary rights, including but not limited to, all rights of registration, reissue, extension and renewal, are the sole and exclusive property of Company.

5.3       Exception to Assignment. ASSIGNMENT REQUIRED UNDER PARAGRAPH 5.2, ABOVE, DOES NOT APPLY TO INVENTIONS THAT EMPLOYEE CAN DEMONSTRATE ARE DEVELOPED ENTIRELY ON EMPLOYEE’S OWN TIME AND WITHOUT USING COMPANY’S EQUIPMENT, SUPPLIES, FACILITIES OR TRADE SECRET INFORMATION SO LONG AS THE INVENTION (a) DOES NOT RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE TO COMPANY’S BUSINESS, OR COMPANY’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, AND (b) DOES NOT RESULT FROM ANY WORK PERFORMED BY EMPLOYEE FOR COMPANY. All other obligations contained in this agreement shall apply to such Inventions.

5.4       Cooperation; Execution of Documents.  At the request of Company and at its sole expense, both during and after Employee’s employment with Company, Employee will (a) assist Company, or its designee, to obtain patent or other pertinent legal protections in the United States and/or in any other country or countries designated by Company, for the Inventions assigned to Company under Paragraph 5.2 and all Trademarks and Works; (b) cooperate with Company in maintaining, prosecuting, protecting and enforcing such patents or other pertinent legal protections; and (c) in connection therewith, execute, acknowledge and deliver such applications, assignments, statements or other documents, furnish such information and data and take such other actions (including without limitation the giving of testimony) as Company may from time to time reasonably request.  In addition, Employee will execute, acknowledge and deliver all documents necessary to vest in Company all right, title and interest and all patents or other pertinent legal protections so that Company will be the sole and absolute owner of the Inventions and Works covered thereby in any and all countries.

5.5       Maintenance of Records.  Employee agrees to keep and maintain adequate and current written records of all Inventions and Works made or conceived by Employee (in the form of notes, sketches, drawings and as may be specified by Company), which shall be kept at all times on Company’s premises and which shall be available to and remain the sole and exclusive property of Company at all times.

5.6       Prior Inventions.  Any inventions created by Employee before Employee began working for Company and which are not Company’s property are listed on the attached Exhibit A.1 (“Prior Inventions”).  Employee acknowledges that he or she has had ample opportunity to prepare and edit Exhibit A.1 and that Exhibit A.1 lists all inventions, that Employee claims or may claim as Prior Inventions.  If no Prior Inventions are listed on Exhibit A.1, then Employee’s signature on this Agreement means that there are no such Prior Inventions and that Employee agrees not to assert any rights therein.  Employee understands that Company would not offer and/or continue to employ Employee, or use any Inventions, if Company did not believe the information on Exhibit A.1 to be true, accurate and complete.  Employee agrees that listing an invention already owned by Company in Exhibit A.1 vests no rights in Employee.  Employee agrees that to the extent a court determines that any inventions, discoveries, improvements or Works not listed are not Company’s property or Employee uses or incorporates listed Prior Inventions in the course of performing services for Company, Employee hereby grants to Company a perpetual, royalty-free, irrevocable world-wide license to make, have made, use and sell such inventions, discoveries, improvements and Works and to make, have made, use and sell derivative works thereof as necessary for Company’s business.

6.     Business Opportunities.  Employee agrees to promptly disclose to Company any business opportunity of which Employee becomes aware during Employee’s employment with Company that relates to any products or services planned, under development, developed, produced or marketed by Company or to any of Company’s business contacts.  Employee will not take advantage of or divert any such opportunity for the gain, profit or benefit of Employee or any other person or entity prior without the written consent of Company.  If Employee violates this Paragraph, then upon written demand, Employee shall pay to Company fifty percent (50%) of the actual fees billed or billable through that contact during that period of time.  This remedy, if elected by Company, shall be in addition to any other remedies provided to Company under this Agreement or by law.

7.     No Solicitation.  Unless Employee receives the prior express written consent of Company, Employee shall not, for one year after termination of his or her relationship with Company, induce or attempt to induce directly or by assisting others, any person or entity who is in the employment of or is providing services to Company to end such employment or business relationship, or interfere with or alter such in a way that would adversely effect Company.

8.     Use for Competition.  Employee understands that Confidential Information would be extremely valuable to a competitor, and that any disclosure would seriously damage Company’s business.  Accordingly, Employee agrees not to, while performing services for Company and for one year thereafter, enter into any agreement with any person to provide services that would place Employee in a position in which his or her knowledge of Company’s Confidential Information or other valuable or proprietary information could be used for the benefit of any other person.

9.     Personal Property of Company.  Employee agrees that all memoranda, notes, records, correspondence, papers, customer lists, plans, designs, drawings, specifications, video tapes, audio tapes, computer disks, and any other written or otherwise recorded material, and all copies thereof, relating directly or indirectly in any way to Company or its operations or business, some of which may be prepared by Employee, and all objects associated therewith (such as models and samples), which have come into Employee’s possession or control at any time and in any way through employment with Company shall be Company’s property (“Company Property”).  Employee shall not, except as necessary to perform duties for Company, make or cause to be made any copies, duplicates, facsimiles or other reproductions, or any abstracts or summaries, of any of the aforementioned materials or objects, or remove any such materials or objects, from Company’s facilities, or use any information concerning them, except for Company’s benefit, either during Employee’s employment with Company or thereafter.  Employee agrees to deliver all of the Company Property to Company on termination of Employee’s employment, or at any other time on Company’s request, together with Employee’s written certification of compliance.

10.   Acknowledgement of Irreparable Harm.  Employee acknowledges that the services rendered to Company are of a special, unique and extraordinary character, that the Confidential Information is special and unique to Company, and that disclosure of any Confidential Information or the breach of any of the terms and covenants of this Agreement will result in irreparable and continuing harm to Company for which there will be no adequate remedy at law and for which the injury could not be adequately compensated by money damages.

11.   Remedies.  Employee agrees that in the event Employee breaches any of the terms of this Agreement, Company shall be entitled to specific performance, including immediate issuance of a temporary restraining order and/or preliminary or permanent injunctive relief enforcing this Agreement, without the necessity of proof of actual damages and without posting bond for such relief, in addition to any and all other remedies provided by applicable law or equity.

12.   Required Disclosures.  If Employee is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information, Employee shall use diligent reasonable efforts to limit disclosure and will immediately notify Company and allow company all such access to proceedings as it deems necessary to protect its interests.

13.   Disclosure of Prior Restrictions.  Employee understands that Company is not employing Employee to obtain any information which is the property of any previous employers or any other person or entity for whom Employee has performed services.  Accordingly, Employee warrants and represents to Company that (a) Employee will not, in performing services for Company, make use of information which is the property of and/or confidential to any previous employer or other person or entity for whom Employee performed services; (b) a complete list of all prior employment, confidentiality or other agreements which may impose restrictions on Employee’s activities is attached hereto as Exhibit A.2, true and correct copies of which have been provided to Company; and (c) Employee is not subject to any restriction which would prevent Employee from carrying out Employee’s duties for Company or which would infringe on or violate the rights of any person, including without limitation, Employee.

14.   Scope of Company Protection.  Company is or expects to be a multi-national concern that conducts business throughout the world.  Employee acknowledges that due to the character of Company’s business, a geographic restriction on this Agreement would not adequately protect Company’s legitimate business interests.  The protections stated herein are intended to protect Company to the fullest extent possible in all of the cities, counties, states, and countries in which Company does business.

15.   Duration.  The obligations set forth in this Agreement will continue beyond the term of Employee’s employment by Company and for so long as Employee possesses Confidential Information, regardless of the reason, or lack thereof, for the termination of Employee’s employment or the amount of any compensation received by Employee in connection therewith.

16.   Miscellaneous.

16.1     No Employment Contract.  Employee acknowledges and agrees that this Agreement is not intended to, and does not, constitute a contract of employment for any fixed term and that, except as may otherwise be provided in a separate written agreement between Employee and Company, Employee’s employment may be terminated by Employee or by Company at any time and for any reason, or for no reason whatsoever.  As used in this Agreement, “employment” shall refer to Employee’s performance of services for Company as either a full- or part-time employee of Company or as an independent contractor or consultant.

16.2     Notification of Other Employment.  In order to allow Company to evaluate risks to its Confidential Information and to take steps, if necessary, to protect its exclusive ownership rights to Confidential Information, Inventions and other Works assigned to Company hereunder, during and for one year after employment with Company, Employee agrees to notify Company, prior to accepting any employment with any third party, whether as an employee or independent contractor, and prior to commencing any business relating to the subject matter of the Confidential Information.

16.3     Entire Agreement.  This document is the entire, final and complete agreement and understanding of the parties regarding the subject matter hereof and supersedes and replaces all previous agreements, communications and understandings, either written or oral, between the parties or their representatives with respect to such subject matter.

16.4     Amendment.  No supplement, modification or amendment of this Agreement or any covenant, condition or limitation herein contained shall be valid, unless in writing and signed by a duly authorized representative of Company.

16.5     Binding Effect.  The provisions of this Agreement shall be binding upon Employer, its successors, assigns or nominees and also upon Employee, his or her estate, heirs and assigns.  Employee agrees that if Employee is transferred to a subsidiary or affiliate of Company, or from one subsidiary or affiliate to another, all the terms and conditions of this Agreement shall apply between such subsidiary or affiliate and Employee with the same force and effect as if this Agreement had been made with such subsidiary or affiliate initially.  Employee’s rights and obligations under this Agreement are personal and may not be transferred or assigned.  Company’s rights, however, may be transferred or assigned at Company’s sole discretion.

16.6     Severability.  In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be effected or invalidated thereby.

16.7     Waiver.  No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

16.8     Attorneys’ Fees.  In the event Employee breaches this Agreement, Employee agrees to reimburse Company for all costs and expenses reasonably incurred by it in connection with such breach, including without limitation attorneys’ fees.  In addition, Employee agrees, in the event any suit action or injunction is filed to enforce this Agreement, or with respect to this Agreement, that Employee will reimburse Company for all costs and expenses incurred in connection with the suit, action or injunction, including without limitation attorneys’ fees at the trial level and on appeal.

16.9     Governing Law and Venue.  This Agreement and the rights of the parties hereunder shall be construed and enforced in accordance with by the laws of the State of Oregon, without regard to its conflict of law principles.  Any suit or action arising out of or in connection with this Agreement, or any breach hereof, shall be brought and maintained in the federal or state courts located in Multnomah County or Clackamas County, Oregon.  Employee hereby irrevocably submits to the jurisdiction of such courts for the purpose of any action under this Agreement and hereby expressly and irrevocably waives any objection to venue and any claims regarding an inconvenient forum.

16.10   Term. This Agreement shall continue until no longer applicable.  For example, the non-solicitation provision shall apply for one year after the Termination Date and the restrictions on disclosure and use of Confidential Information will continue indefinitely.

16.11   Notice to Employee. This Agreement may require transfer to Company of certain inventions and may restrict your ability to perform services in the future.  You may wish to consult your legal counsel for advice concerning your rights and obligations.

16.12   Acknowledgement.  Employee has read this Agreement, fully understands its terms and conditions, and accepts and signings the same as a free act.

COMPANY	InFocus Corporation

By:	/s/ Robert G. O’Malley

Title:	President and Chief Executive Officer

Date:

EMPLOYEE	Lisa K. Prentice

By:	/s/ Lisa K. Prentice

Date:

EXHIBIT A

EMPLOYEE’S LIST OF PRIOR INVENTIONS.

1.	Below is a complete list of all inventions to which Employee claims patent, trade secret or other proprietary rights:

None.

Consistent with Paragraph 5.6, below is a complete list of all Prior Inventions.

2.	Below is a complete list of all employment, confidentiality or other agreements to which Employee is bound.

None.

In accordance with Paragraph 13 of the Agreement, the following is a complete and accurate list of all agreements to which
Employee is bound.